Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

PTL Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value per share	Rule 457(c) and (h)	1,000,000	$10.05	$10,050,000	$0.00015310	$1538.655
Total Offering Amounts							$1538.655
Total Fee Offsets							$0
Net Fee Due							$1538.655

(1)	This Registration Statement on Form S-8 covers additional shares of Ordinary Shares of no par value per share of PTL Limited (“Registrant”) issuable pursuant to the PTL Limited 2024 Equity Incentive Plan (as amended and restated, the “2024 Equity Incentive Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2024 Equity Incentive Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$10.05 per Ordinary Share, the average of the high and low prices for the Registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on December 27, 2024.